Filed Pursuant to Rule 424(b)(3)
Registration No. 333-233479

PROSPECTUS

10,671,638 Ordinary Shares

URBAN TEA, INC.

This prospectus relates to the registration of the resale by the selling shareholders of 10,671,638 ordinary shares, no par value, of Urban Tea, Inc. a company incorporated under the laws of the British Virgin Islands (“Company”), by the selling shareholders set forth herein that were issued by the Company prior to the effective date of the registration statement of which this prospectus is a part. The resale of such shares by the selling shareholders pursuant to this prospectus is referred to as the “Offering.”

We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “MYT.” On September 13, 2019, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $0.298 per share. As of September 13, 2019, the aggregate market value of our issued and outstanding ordinary shares was $7,801,733.57 based on 26,180,314 issued and outstanding ordinary shares, of which 21,819,120 ordinary shares are held by non-affiliates, and a per share price of $0.298 which was the closing sale price of our ordinary shares as quoted on the Nasdaq Capital Market on September 13, 2019. We have offered $4,608,900 of securities pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 3, AS WELL AS THE RISKS DISCUSSED UNDER THE CAPTION “RISK FACTORS” IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 16, 2019

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission. Under that registration statement, the selling shareholders may offer from time to time our ordinary shares in one or more offerings.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

In this prospectus, unless we indicate otherwise, “we,” “us,” “our,” “the Company,” “MYT” and/or “Urban Tea” refer to Urban Tea Inc., as consolidated with its various subsidiaries.

BUSINESS DESCRIPTION

URBAN TEA, INC.

Urban Tea, Inc., (formerly known as Delta Technology Holding Ltd) was incorporated in the British Virgin Islands as a company with limited liability on November 28, 2011. We have become a retailer and distributor of specialty tea products in China since November 2018, and have fully completed the disposition of our fine and specialty chemical manufacturing business (the “Chemical Business”) in April 2019. Our goal is to be a leading brand of tea beverages in each city in which we currently and will operate, by selling the finest quality tea beverages and related products, as well as complementary food offerings, and by providing each customer with a pleasant and comfortable environment. Our current business solely consists of the specialty tea product distribution and retail business.

Prior to November 2018, Urban Tea, Inc. was solely a fine and specialty chemical manufacturer, primarily engaged in manufacturing and selling of organic compound including para-chlorotoluene (“PCT”), ortho-chlorotoluene (“OCT”), PCT/OCT downstream products, and other by-product chemicals and distributing fine and specialty chemicals to end application markets including automotive, pharmaceutical, agrochemical, dye & pigments, aerospace, ceramics, coating-printing, clean energy and food additives (the “Chemical Business”). Since November 2018, we started a specialty tea product distribution and retail business through our newly formed subsidiary, Shanghai Ming Yun Tang Tea Limited (“Shanghai MYT”) which controls Hunan Ming Yun Tang Brand Management Co., Ltd. (“Hunan MYT”) via a series of contractual agreements. Currently we market a wide range of trendy tea drinks, light meals, and pastries targeting China’s new urban generation in the Hunan province. Our products are focused on not only their taste but also their aesthetic presentation and health benefits. Our products are currently being offered via our own stores. We expect to start selling our products in our managed and Joint Venture (“JV”) stores in October 2019.

The tea drinks we are currently offering are developed based on Anhua dark tea, which is famous in the Hunan province. These tea-based beverages include fresh milk tea, fruit tea, milk cap tea, etc. The light meals offered include selections such as salads, sandwiches, pasta, steak, burritos and other healthy options. The pastries we are offering include fresh baked bread, fresh baked cakes, frosting cakes, etc. Our goal is to be a leading brand of tea beverages in each city in which we currently and will operate, by selling the finest quality tea beverages and related products, as well as complementary food offerings, and by providing each customer with a pleasant and comfortable environment. We have generated sales at company-owned stores and expect to receive fee and profit sharing from the managed stores. We plan to launch the managed stores and JV stores in October 2019. Currently, we generate our revenues from company-operated stores only.

Recent Developments

On February 9, 2019, we entered into that certain Share Purchase Agreement with HG Capital Group Limited pursuant to which HG Capital agreed to purchase Elite Ride Limited (“Elite”) in exchange of cash purchase price of $1,750,000. Elite, via its 100% owned subsidiary Delta Advanced Materials Limited, a Hong Kong corporation, which in turn, holds all the equity interests in all the operating subsidiaries. On May 29, 2019, the shareholders of the Company approved and adopted the share purchase agreement and disposition with HG Capital Group Limited. On April 13, 2019, the Company received the $1,750,000, the necessary registration with HG Capital Group Limited, received the stock certificate representing all the issued and outstanding shares of Elite and other closing conditions for the disposition were completed, including receipt of the fairness opinion. As such, the disposition completed on such date. Our current business solely consists of the specialty tea product distribution and retail business.

On May 24, 2019, the Company and certain institutional investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 2,845,000 ordinary shares and warrants to purchase up to 1,809,420 Ordinary Shares in a registered direct offering, for gross proceeds of approximately $4.6 million. The warrants will be exercisable immediately following the date of issuance for a period of five years at an initial exercise price of $1.86 per share. The purchase price for each Ordinary Share and the corresponding warrant is $1.62. Concurrently with the execution of the purchase agreement, certain officers and directors of the Company entered into lock-up agreements. On May 21, 2019, the Company and Long Yi entered into an amended restated employment agreement to clarify and integrate into the text to make certain minor amendments to clarify Long Yi’s duties to the Company as Chief Executive Officer.

Corporate Information

Our principal executive offices are located at Floor 25, No. 36 Middle Wanjiali Road, Xiyingmen Commercial Plaza, Yuhua District, Changsha City, China 410014. Our telephone number is +86 (511) 86733102. Our NASDAQ symbol is MYT, and we make our sec filings available on the Investor Relations page of our website, www.h-n-myt.com. Information contained on our website is not part of this prospectus. Our agent for service in the United States is VStock Transfer, LLC, the current transfer agent of the Company, with a mailing address of 18 Lafayette Place Woodmere, NY 11598.

RISK FACTORS

An investment in our ordinary shares involves risk. Before you invest in ordinary shares issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:

●	the information contained in or incorporated by reference into this prospectus;

●	the risks described in page 8 to page 29 of our Annual Report on Form 20-F, filed on November 14, 2018, for our most recent fiscal year, which are incorporated by reference into this prospectus;

●

the risks described in our Current Report on Form 6-K, filed on April 22, 2019; and

other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC.

The risk factors related to our business contained in or incorporated by reference into this prospectus comprise the material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

Going Concern Note

The Company’s consolidated financial statements that are incorporated by reference have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred losses from operations of $83,440,221, $31,874,182 and $15,137,604 for the years ended June 30, 2018, 2017 and 2016, respectively. As of June 30, 2018, the Company had cash of $1,018,708 and a working capital deficit of $1,374,997. These conditions indicate the existence of substantial doubt over the Company’s ability to continue as a going concern. In order to alleviate the substantial doubt, the Company intends to meet the cash requirements for the 12 months following its Annual Report filed on November 14, 2018 through a combination of debt and equity financing such as by way of private placements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus supplement, including the documents referred to or incorporated by reference in this prospectus supplement or statements of our management referring to our summarizing the contents of this prospectus supplement, include “forward-looking statements”. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus supplement or our other filings with the Securities and Exchange Commission, or the SEC, include, but are not necessarily limited to, those relating to:

●	Our ability to maintain and increase brand awareness in Hunan province and to increase tea consumption in areas where we open stores;

●	the identification and availability of suitable sites for store locations, the availability of which is beyond our control;

●	the negotiation of acceptable lease terms;

●	the maintenance of adequate distribution capacity, information systems and other operational system capabilities;

●	integrating new company owned stores and managed and JV stores into our existing buying, distribution and other support operations;

●	the hiring, training and retention of store management and other qualified personnel;

●	assimilating new store employees into our corporate culture;

●	the effective sourcing and management of inventory to meet the needs of our stores on a timely basis; and

●	improve our operational efficiency;

●	our ability to raise sufficient fund to expand our operations;

●	attract, retain and motivate executives and talented employees;

●	development of a liquid trading market for our securities; and

●	our plan to maintain compliance with NASDAQ continue listing requirement

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors with which we are faced that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Risk Factors” in our reports filed with the SEC or in this prospectus supplement and the accompanying prospectus for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus supplement and the accompanying prospectus are based on information available to us on the date of this prospectus supplement or the accompanying prospectus, as applicable. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout (or incorporated by reference in) this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

This prospectus relates to our ordinary shares that may be offered and sold from time to time by the selling shareholders. We will receive no proceeds from the sale of our ordinary shares by the selling shareholders in this Offering. The proceeds from the sales will belong to the selling shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019. You should read this table in conjunction with our consolidated financial statements and the related notes included in our annual report on Form 20-F for the year ended June 30, 2018, which are incorporated by reference herein.

The capitalization table does not include pro-forma adjustments for the number of shares which are being registered on the registration statement of which this prospectus is a part and may be sold under the prospectus, because the full number of shares that may be sold cannot be specifically determined as it will be based on the market price of an ordinary share from time to time when puts are made by the Company.

As of June 30, 2019
(in thousands of USD$)
Cash and Cash Equivalents	4,669
Total Current Liabilities	575
Shareholders’ equity:
Preferred Shares ($0.0001 par value; 5,000,000 shares authorized; none issued and outstanding)	-
Ordinary Shares (no par value; unlimited shares authorized; 26,180,314 shares issued and outstanding)	3
Additional paid in capital	19,255
Accumulated deficit	(8,684)

Accumulated other comprehensive income/(loss)	(302)
Total Urban Tea, Inc. shareholders’ equity	10,272

Total equity	10,272
Total capitalization	10,272

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time by the selling shareholders named in the table below.

This table is prepared based on information supplied to us by the selling shareholders, and reflects holdings as of September 16, 2019. As used in this prospectus, the term “selling shareholders” includes the selling shareholders set forth below and any donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholders as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered” pursuant to this prospectus” represents all of the ordinary shares the selling shareholders may offer under this prospectus. The selling shareholders may sell some, all or none of its shares offered by this prospectus. We do not know how long the selling shareholders will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling shareholders regarding the sale of any of the ordinary shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes ordinary shares with respect to which the selling shareholders has voting and investment power.

	Number of Ordinary shares Owned Prior to Offering	Percentage of the Existing Equity Capital (2)	Number of Ordinary Shares Owned after Offering
Name of Selling Shareholders	Number	Percent	Number (1)	Percent (1)
Min Chen[1]	880,000	3.361%	-	-
Dan Xia[2]	868,625	3.318%	-	-
Kai Qiong Wang[3]	852,000	3.254%	-	-
Qiu Mei Zeng[4]	850,000	3.247%	-	-
Can Chun Xiao[5]	840,000	3.209%	-	-
Yi Ruan[6]	820,000	3.132%	-	-
Huang Liang[7]	810,000	3.094%	-	-
Xiao Li Li8	800,000	3.056%	-	-
Xia Sheng[9]	730,000	2.788%	-	-
Wang Wei[10]	501,000	1.914%	-	-
Huang Jiao[11]	625,000	2.387%	-	-
Yu Mingluan[12]	625,000	2.387%	-	-
Long Yafeng[13]	624,000	2.383%	-	-
Yang Jie[14]	521,638	1.992%	-	-
Yifang Song[15]	275,000	1.05%	-	-

[1]	The address of the selling shareholder is No. 112 Heishan Village, Oujiangcha Town, Heshan District, Yiyang City, China.

[2]	The address of the selling shareholder is No. 5 Xinhun Village, Zhoukou Town, Hanshou County, China.

[3]	The address of the selling shareholder is No. 54 Zijin Village, Yangjiaotang Town, Anhua County, China.

[4]	The address of the selling shareholder is No. 411 Xiaochong Village, Xidu Town, Hengyang County, China.

[5]	The address of the selling shareholder is No. 34 Wazi Village, Anle Town, Anhua County, China.

[6]	The address of the selling shareholder is No. 18 Wanjiada Village, Qianchuanjie Town, Huangpi County, China.

[7]	The address of the selling shareholder is Room 118 Unit 2 Building 1, 111 Yuelu Street, Yuelu District, Changsha City, China.

[8]	The address of the selling shareholder is Room 1302 Building 10, 188 Canglong Garden, Kaifu District, Changsha City, China.

[9]	The address of the selling shareholder is Room 702 No. 142, Jianguangli Street, Zhuhui District, Hengyang City, China.

[10]	The address of the selling shareholder is Room 501 Building 38, Jiangjiatun, Kaifu District, Changsha City, Hunan Province, 410005, China.

[11]	The address of the selling shareholder is Group 8 of Gaoqiao Village, Gaoqiao Street, Yuhua District, Changsha City, Hunan Province, 410007, China.

[12]	The address of the selling shareholder is Group 5, Qingfeng Neighborhood Committee, Chengguan Town, Yueyang County, Hunan Province, 414100, China.

[13]	The address of the selling shareholder is Room 2807 Building 1, Fenghuang City Phase III, Fengdaoling Community, Xingsha Street, Changsha County, Hunan Province, 410100, China.

[14]	The address of the selling shareholder is 81A Hampshire Road Great Neck, NY 11023.

[15]	The address of the selling shareholder is Room 1719, North Building, Shandongxindun, No. 368 Section 2, East Second Ring Road, Furong District, Changsha, Hunan, China 410000.

Ting Luo[16]	6,786	0.026%	-	-
Hong Tan[17]	6,542	0.025%	-	-
Junan Hu18	6,442	0.025%	-	-
Hai Bin Zhu[19]	3,815	0.015%	-	-
Xian Jun Chen[20]	3,430	0.013%	-	-
Xingxuan Yang[21]	2,875	0.011%	-	-
Li Yan Zhu[22]	2,004	0.008%	-	-
Xing Li Li23	2,000	0.008%	-	-
Bo Wan[24]	1,600	.006%	-	-
Jing Peng[25]	1,392	.005%	-	-
Shang Zhang[26]	1,307	.005%	-	-
Henghua Li27	1,250	.005%	-	-
Zheng Cheng Xiao[28]	1,250	.005%	-	-
Fang Qiong Zhan[29]	1,172	.004%	-	-
Ming Zhou[30]	1,140	.004%	-	-
Liang Zhan[31]	1,135	.004%	-	-
Jin Pi32	1,125	.004%	-	-
Zhou Shi Xie[33]	1,110	.004%	-	-
Xing Peng[34]	1,000	.004%	-	-
Tao Yu35	1,000	.004%	-	-
Jun Li Yu36	1,000	.004%	-	-
Total	10,671,638	40.761%	-	-

[16]	The address of the selling shareholder is 159 Shuangqiao Village, Zhentou Town, Liuyang City, China.
[17]	The address of the selling shareholder is No. 21 Zhennan Village, Yintian Town, Shaoshan City, China.
[18]	The address of the selling shareholder is Room 202 Building 1, Yixinyuan Garden, Furong District, Changsha City, China.
[19]	The address of the selling shareholder is No. 222 Group 11, Xiling Quantang Town, Xiangxiang City, Cina.
[20]	The address of the selling shareholder is No. 288 Zhazixi Village, Kuixi Town, Anhua County, China.
[21]	The address of the selling shareholder is Room 3306 Unit 2 Building 8, Hanyanbandao Garden, Kaifu District, Changsha City, China.
[22]	The address of the selling shareholder is No. 3131 Building 7, 919 Wanju Garden, Kaifu District, Changsha City, China.
[23]	The address of the selling shareholder is No. 740 Houcheng Group, Cainong Village, Xingning Town, Zixing City, China.
[24]	The address of the selling shareholder is No. 3 Dunbaocun Group, Zengdu District, Suizhou City, China.
[25]	The address of the selling shareholder is Wanja Zu, Liangting Shan Village, Yueyanglou District, Yueyang City, China.
[26]	The address of the selling shareholder is No. 5 Zhaogongtang Village, Beishan Town, Changsha City, China.
[27]	The address of the selling shareholder is Room 402 Building 9, 199 Wangguocheng Garden, Kaifu District Changsha City, China.
[28]	The address of the selling shareholder is Cunminzu Niwan Village, Majitang Town, Taojiang County, Hunan Province, China.
[29]	The address of the selling shareholder is No. 87 Zheliao Village, Meixian Town, Pingjiang County, China.
[30]	The address of the selling shareholder is No. 88 Zheliao Village, Meixian Town, Quyuan District, Miluo City, China.
[31]	The address of the selling shareholder is No. 83 Sanlian Village, Heshi Town, Pingjiang County, China.
[32]	The address of the selling shareholder is Room 201 Building 3, Wenyi Village, Wenyi District, Changsha City, China.
[33]	The address of the selling shareholder is Room 17 Unit 2 Building 29, No. 51 Furong Street, Xiang Tan City, China.
[34]	The address of the selling shareholder is Room 102 No. 103 Huatang Village, Guoci Street, JiLing City, China.
[35]	The address of the selling shareholder is Room 404 No. 107 Sanyan Bridge, Jingshi City, China.
[36]	The address of the selling shareholder is 1018, Building 2, YiJuYa Garden, YueLu District, Changsha City, China.

(1)	Assumes the sale of all ordinary shares being offered pursuant to this prospectus.

(2)	Based on the 26,180,314 outstanding shares as of the date of this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders, including any of their donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, prices related to prevailing market prices, fixed prices or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	exchange distributions in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlements of short sales;

●	transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such ordinary shares at a stipulated price per security;

●	writings or settlements of options or other hedging transactions, whether through an options exchange or otherwise;

●	combinations of any such methods of sale; or

●	any other methods permitted pursuant to applicable law.

The selling shareholders may also sell ordinary under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of ordinary shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the ordinary shares.

In addition, any ordinary shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the ordinary shares may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the sale of all of the ordinary shares pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale ordinary shares will be sold only through registered or licensed brokers or dealers if required under applicable state ordinary shares laws. In addition, in certain states, the resale ordinary shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale ordinary shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares of the ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital which solely consists of ordinary shares and preferred shares, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our ordinary shares and the preferred shares that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future ordinary shares or preferred shares that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our ordinary shares and preferred shares, please refer to our Memorandum and Articles of Association, that is incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by British Virgin Islands law. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our Memorandum and Articles of Association, as in effect at the time of any offering of securities under this prospectus. For information on how to obtain copies of our Memorandum and Articles of Association, see “Where You Can Find More Information.”

Our authorized capital stock consists of an unlimited number of ordinary shares with no par value and 5,000,000 preferred shares, par value $0.0001 per share. As of September 16, 2019, 26,180,314 ordinary shares were outstanding. Each share, regardless if it is part of a class of ordinary shares, has the right to one vote at a meeting of shareholders or on any resolution of shareholders, the right to an equal share in any dividend paid by us, and the right to an equal share in the distribution of surplus assets. We may by a resolution of the Board of Directors redeem our shares for such consideration as the Board of Directors determines.

EXPENSES

We are paying all of the expenses of the registration of our ordinary shares under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $38,000 which at the present time include the following categories of expenses:

SEC registration fee	$407.42

Legal fees and expenses	$37,500.00

Total	$37,907.42

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our ordinary shares pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus will be passed upon for us by Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71, Road Town Tortola VG1110, British Virgin Islands.

EXPERTS

The consolidated financial statements as of June 2018 and 2017 and for the fiscal years ended June 30, 2018, 2017 and 2016 incorporated by reference into this prospectus have been audited by Centurion ZD CPA Ltd., an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly and current reports with the SEC. You may read and copy any document we file at the SEC’s public reference rooms, including those located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ordinary shares being offering under this prospectus. This prospectus, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to our Company and the ordinary shares, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement are available for inspection and copying as described above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with them in this prospectus. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus. The following documents filed by us with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of this offering are incorporated by reference:

●	The Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2018, filed with the SEC on November 14, 2018;

●	The Company’s Current Reports on Form 6-K, filed with the SEC on November 27 and December 31, 2018, January 7, January 23, February 13, February 19, February 25, March 6, March 11, March 29, April 1, April 15, April 22, May 13, May 15, May 28, June 10, and August 14, 2019;

●	The description of the ordinary shares contained in our Registration Statement on Form F-1, filed on March 20, 2012 (SEC File No. 333-180224), and any other amendment or report filed for the purpose of updating such description.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospectus, financial condition or other affairs after the date of this prospectus.

We will also provide copies of our filings free of charge upon written or oral request. You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at:

Urban Tea, Inc.
Floor 25, No. 36 Middle Wanjiali Road
Xiyingmen Commercial Plaza
Yuhua District, Changsha City People’s Republic of China, 410014 (+86) 511-8673-3102

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands company, such as:

●	Political and economic stability:

●	An effective judicial system;

●	A favorable tax system;

●	The absence of exchange control or currency restrictions; and

●	The availability of professional and support services

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include:

●	the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. The majority of our directors and officers are nationals or residents of jurisdictions other than the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have been informed by Harney Westwood & Riegels LP our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised by Harney Westwood & Riegels LP that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of the British Virgin Islands under the common law doctrine of obligation. This type of action should be successful upon proof that the sum of money is due and payable, without having to prove the facts supporting the underlying judgment, as long as:

●	the foreign court issuing the judgment had jurisdiction in the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process; and

●	the judgment was not contrary to public policy in the British Virgin Islands, was not obtained by fraud or in proceedings contrary to the natural justice of the British Virgin Islands, and was not based on an in British Virgin Islands law.

A British Virgin Islands court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of the British Virgin Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under British Virgin Islands law.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the ordinary shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

URBAN TEA, INC.

Up to

10,671,638 Ordinary Shares

PROSPECTUS

September 16, 2019

WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER OF THESE ORDINARY SHARES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS AND YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.